Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2015	Quarter Ended September 30, 2014
Diluted earnings per share	$0.57	$0.55
Net Income	$1,556,000	$1,507,000
Return on average common equity	10.27%	10.64%
Return on average assets	0.98%	0.98%

Millersburg, Ohio – October 21, 2015 – CSB Bancorp, Inc. (CSBB) today announced third quarter 2015 net income of $1,556,000 or $.57 per basic and diluted share, as compared to $1,507,000 or $.55 per basic and diluted share for the same period in 2014. For the nine month period ended September 30, 2015 net income totaled $4,415,000, compared to $4,445,000 for the same period last year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.27% and 0.98%, respectively, compared with 10.64% and 0.98% for the third quarter of 2014.

Eddie Steiner, President and CEO stated, “Revenue growth remains somewhat constrained by relatively slow economic expansion in our markets, aggressive competition among lenders, and very low interest rates. Average loan balances declined during the quarter but remained above year-ago levels, and credit quality as indicated by the percentage of nonperforming loans has improved to its best level in seven years.”

Revenue, on a fully-taxable equivalent basis, totaled $6.3 million during the quarter, a 2% increase from the prior-year third quarter. Net interest income improved by $71 thousand as compared to third quarter 2014, while other income increased $42 thousand attributable primarily to an increase in gain on sale of mortgage loans to the secondary market and an increase in debit card interchange fees.

Non-interest expense amounted to $3.9 million during the quarter, an increase of $174 thousand or 5% from third quarter 2014. The Company’s third quarter efficiency ratio amounted to 62.4% as compared to 60.8% for the same quarter in the prior year. Salary and employee benefits rose $99 thousand, or 5%, on a quarter over prior year quarter with increases in base salary, medical and employment taxes.

Net interest margin amounted to 3.43% for the quarter compared to 3.58% from the linked June quarter and 3.53% for the prior year’s third quarter. The margin decrease year over year resulted from a 14 basis point decrease in average yield on earning assets partially offset with a 4 basis point decrease in average interest costs on all liabilities. The sustained low interest rate environment with resultant periodic rate decreases on certain long-term loans with scheduled rate repricing, and deposit growth which has outpaced loan growth over the past year, have contributed to the lower margins year over year. On a linked quarter basis, decreases were recognized in asset yields and loan balances during third quarter 2015, while deposit balances increased and liability costs were unchanged as compared to the quarter ended June 2015.

Federal income tax provision totaled $687 thousand in third quarter 2015, compared to $674 thousand for the same quarter in 2014 reflecting a stable effective tax rate of 31% for the comparable quarters.

Average total assets during the quarter amounted to $633 million, an increase of $25 million or 4% above the same quarter of the prior year. Average loan balances of $408 million were $0.5 million or less than 1% above prior year third quarter, while average securities balances of $148 million increased $10 million or 7% as compared to third quarter 2014.

Average commercial loan balances for the quarter, including commercial real estate, decreased $3 million or 1% from prior year levels. Average residential mortgage balances increased by $3 million or 4% over the prior year’s quarter. The increase of mortgage balances was the result of the bank originating and retaining some 15 year fixed rate mortgages. Average home equity balances decreased $538 thousand or 1% and average consumer credit balances increased $1 million or 16% versus the same quarter of the prior year.

The Company did not fund a loan loss provision during the third quarter 2015 due to declines in delinquent loans and nonperforming assets. Delinquent loan balances as of September 30, 2015 amounted to 0.7% of total loans as compared to 1.5% at September 30, 2014. Nonperforming assets totaled $2.0 million or 0.49% of total loans plus other real estate, a decrease from $4.7 million or 1.14% of total loans plus other real estate at September 30, 2014. The allowance for loan losses amounted to 1.12% of total loans on September 30, 2015.

Net loan charge-offs during third quarter 2015 were $25 thousand compared to third quarter 2014 net loan recoveries of $2 thousand. Annualized net charge-offs equated to 0.02% of average loans in the current quarter.

Average deposit balances for third quarter 2015 totaled $503 million, an increase of $21 million, or 4%, from the prior year’s third quarter. Within the deposit category, average noninterest-bearing account balances for the third quarter increased by $18 million, or 14% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $9 million or 4% from year ago levels, while average time deposit balances decreased $5 million or 4% from third quarter 2014. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the third quarter of 2015 grew by $3 million or 6% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $60.5 million on September 30, 2015 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.8% on September 30, 2015, as compared to 8.4% on September 30, 2014. The Company declared a common dividend of $.19 per share during the quarter. Based on the September 30, 2015 closing stock price of $24.20 per share, the Company’s annual dividend yield approximates 3.1%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $632 million as of September 30, 2015. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2015	2015	2015	2014	2014	2015	2014
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$5,150	$5,255	$5,091	$5,060	$5,068	$15,496	$15,152
Provision for loan losses	—	195	194	185	123	389	458
Other income	1,119	1,180	1,054	1,061	1,077	3,353	3,189
Other expenses	3,944	3,974	3,948	3,787	3,770	11,866	11,295
FTE adjustment (a)	82	80	77	73	71	239	212
Net income	1,556	1,517	1,342	1,439	1,507	4,415	4,445
Diluted earnings per share	0.57	0.55	0.49	0.53	0.55	1.61	1.62

PERFORMANCE RATIOS
Return on average assets (ROA)	0.98%	0.97%	0.87%	0.92%	0.98%	0.94%	0.99%
Return on average common equity (ROE)	10.27%	10.23%	9.33%	9.99%	10.64%	9.95%	10.81%
Net interest margin FTE (a)	3.43%	3.58%	3.52%	3.43%	3.53%	3.51%	3.60%
Efficiency ratio	62.42%	61.47%	64.09%	61.34%	60.81%	62.64%	61.50%
Number of full-time equivalent employees	161	163	165	167	168

MARKET DATA
Book value/common share	$22.09	$21.53	$21.46	$20.97	$20.55
Period-end common share mkt value	24.20	25.00	23.00	22.00	20.01
Market as a % of book	109.55%	116.12%	107.18%	104.91%	97.37%
Price-to-earnings ratio	11.31	11.79	10.85	10.23	9.67
Cash dividends/common share	$0.19	$0.19	$0.19	$0.19	$0.19	$0.57	$0.55
Common stock dividend payout ratio	33.33%	34.54%	38.78%	35.85%	34.55%	35.40%	33.95%
Average basic common shares	2,739,405	2,739,405	2,739,405	2,738,869	2,737,927	2,739,405	2,737,220
Average diluted common shares	2,742,455	2,742,738	2,741,993	2,741,033	2,739,721	2,742,407	2,738,981
Period end common shares outstanding	2,739,405	2,739,405	2,739,405	2,739,405	2,738,355
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$66,294	$68,485	$63,006	$60,267	$54,794

ASSET QUALITY
Gross charge-offs	$95	$39	$110	$1,033	$9	$244	$389
Net (recoveries) charge-offs	25	32	81	992	(2)	138	355
Allowance for loan losses	4,632	4,656	4,494	4,381	5,188
Nonperforming assets (NPAs)	2,018	3,117	3,685	3,949	4,682
Net charge-off/average loans ratio	0.02%	0.03%	0.08%	0.96%	0.00%	0.04%	0.12%
Allowance for loan losses/period-end loans	1.12	1.12	1.07	1.07	1.27
NPAs/loans and other real estate	0.49	0.75	0.88	0.96	1.14
Allowance for loan losses/nonperforming loans	229.54	149.38	121.96	110.93	110.80

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.81%	8.69%	8.63%	8.46%	8.40%
Average equity to assets	9.50	9.52	9.37	9.19	9.25
Average equity to loans	14.73	14.25	14.07	13.97	13.79
Average loans to deposits	81.21	83.61	83.34	82.37	84.73

AVERAGE BALANCES
Assets	$632,539	$625,032	$622,628	$621,536	$607,445	$626,745	$598,899
Earning assets	595,806	588,464	586,464	584,536	570,319	590,279	562,346
Loans	408,069	417,347	414,761	409,113	407,571	413,368	404,914
Deposits	502,514	499,157	497,646	496,670	481,017	499,791	473,486
Shareholders’ equity	60,112	59,473	58,351	57,134	56,203	59,316	54,988

ENDING BALANCES
Assets	$632,381	$622,956	$625,088	$620,981	$610,982
Earning assets	597,476	584,510	588,174	582,629	573,701
Loans	412,974	415,198	420,861	410,903	409,908
Deposits	505,088	496,404	497,333	500,075	486,521
Shareholders’ equity	60,504	58,966	58,791	57,450	56,270

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30,	September 30,
(Dollars in thousands, except per share data)	2015	2014
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,940	$14,578
Interest-earning deposits in other banks	27,896	22,232
Federal Funds Sold	—	—

Total cash and cash equivalents	39,836	36,810
Securities
Available-for-sale, at fair-value	115,231	98,836
Held-to-maturity	36,621	38,110
Restricted stock, at cost	4,614	4,614

Total securities	156,466	141,560
Loans held for sale	140	—
Loans	412,974	409,908
Less allowance for loan losses	4,632	5,188

Net loans	408,342	404,720

Goodwill and core deposit intangible	5,263	5,390
Bank owned life insurance	10,016	9,748
Premises and equipment, net	8,290	8,395
Accrued interest receivable and other assets	4,028	4,359

TOTAL ASSETS	$632,381	$610,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$146,001	$131,498
Interest-bearing	359,087	355,023

Total deposits	505,088	486,521

Short-term borrowings	50,823	48,713
Other borrowings	13,602	17,118
Accrued interest payable and other liabilities	2,364	2,360

Total liabilities	571,877	554,712

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2015 and 2014	18,629	18,629
Additional paid-in capital	9,884	9,918
Retained earnings	36,944	33,171
Treasury stock at cost - 241,197 shares in 2015 and 242,247 in 2014	(4,871)	(4,905)
Accumulated other comprehensive loss	(82)	(543)

Total shareholders’ equity	60,504	56,270

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$632,381	$610,982

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Nine months ended
(Unaudited)	Sept 30,		Sept 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$4,612	$4,645	$13,930	$13,705
Taxable securities	683	661	2,041	2,182
Nontaxable securities	142	115	408	345
Other	25	14	58	23

Total interest and dividend income	5,462	5,435	16,437	16,255

Interest expense:
Deposits	271	291	815	884
Other	123	147	365	431

Total interest expense	394	438	1,180	1,315

Net interest income	5,068	4,997	15,257	14,940
Provision for loan losses	—	123	389	458

Net interest income after provision for loan losses	5,068	4,874	14,868	14,482

Noninterest income
Service charges on deposits accounts	315	324	916	937
Trust services	198	199	643	617
Debit card interchange fees	250	236	723	667
Gain on sale of loans	114	77	306	145
Gain on sale of securities	—	—	56	133
Other	242	241	709	690

Total noninterest income	1,119	1,077	3,353	3,189

Noninterest expenses
Salaries and employee benefits	2,222	2,123	6,596	6,253
Occupancy expense	252	255	777	761
Equipment expense	166	180	497	549
Franchise tax expense	106	107	305	320
Professional and director fees	173	132	665	528
Federal deposit insurance	90	90	272	267
Amortization of intangible assets	31	32	94	97
Other expenses	904	851	2,660	2,520

Total noninterest expenses	3,944	3,770	11,866	11,295

Income before income tax	2,243	2,181	6,355	6,376
Federal income tax provision	687	674	1,940	1,931

Net income	$1,556	$1,507	$4,415	$4,445

Net income per share:
Basic	$0.57	$0.55	$1.61	$1.62

Diluted	$0.57	$0.55	$1.61	$1.62